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                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549
                               ----------------
                                SCHEDULE 14D-1
                              (AMENDMENT NO. 16)
                            TENDER OFFER STATEMENT
     (PURSUANT TO SECTION 14(D)(1) OF THE SECURITIES EXCHANGE ACT OF 1934)
                               ----------------
                             CBI INDUSTRIES, INC.
                           (NAME OF SUBJECT COMPANY)

                                 PRAXAIR, INC.
                             PX ACQUISITION CORP.
                                   (BIDDERS)

      COMMON STOCK, $2.50 PAR VALUE PER SHARE (AND THE ASSOCIATED RIGHTS)
                        (TITLE OF CLASS OF SECURITIES)

                                  124800-10-3
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               DAVID H. CHAIFETZ
                        VICE PRESIDENT, GENERAL COUNSEL
                                 AND SECRETARY
                                 PRAXAIR, INC.
                             39 OLD RIDGEBURY ROAD
                        DANBURY, CONNECTICUT 06810-5113
                                (203) 837-2000
           (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED
          TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF BIDDER)
                               ----------------
                                  COPIES TO:

                            NEIL T. ANDERSON, ESQ.
                              SULLIVAN & CROMWELL
                               125 BROAD STREET
                           NEW YORK, NEW YORK 10004
                                (212) 558-4000

                          (CALCULATION OF FILING FEE)

        TRANSACTION VALUATION*                          AMOUNT OF FILING FEE**
        ----------------------                          ----------------------
         $1,489,395,006.00                                   $297,879.00

 * FOR PURPOSES OF CALCULATING THE FILING FEE ONLY. THIS CALCULATION ASSUMES THE PURCHASE OF 45,133,182 SHARES (AND ASSOCIATED RIGHTS) OF COMMON STOCK, PAR VALUE $2.50 PER SHARE ("SHARES"), OF CBI INDUSTRIES, INC. (THE "COMPANY") (EQUAL TO THE SUM OF (I) 38,703,969 SHARES ISSUED AND OUTSTANDING AS OF DECEMBER 26, 1995, ACCORDING TO THE COMPANY, (II) 5,144,763 SHARES RESERVED FOR ISSUANCE UPON THE CONVERSION OF THE ISSUED AND OUTSTANDING SHARES OF $2.27 CONVERTIBLE PREFERRED VOTING PREFERRED STOCK, PAR VALUE $1.00 PER SHARE, ACCORDING TO THE COMPANY, AND (III) 1,284,450 SHARES SUBJECT TO ISSUANCE UPON EXERCISE OF OPTIONS FOR SHARES ACCORDING TO THE COMPANY), AT $33.00 PER SHARE.

** 1/50 OF ONE PERCENTUM OF THE TRANSACTION VALUATION. OF THIS AMOUNT,
   $286,740.14 WAS PREVIOUSLY PAID IN CONNECTION WITH THE INITIAL FILING OF THE SCHEDULE 14D-1 ON NOVEMBER 3, 1995. ACCORDINGLY, AN ADDITIONAL FEE OF $11,138.86 HAS BEEN PAID IN CONNECTION WITH THIS FILING.

[X] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(A)(2)
    AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING FEE WAS PREVIOUSLY PAID. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND DATE OF ITS FILING.

AMOUNT PREVIOUSLY PAID:                           FILING PARTY:
FORM OR REGISTRATION NO.:                           DATE FILED:

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

  This Amendment No. 16 amends and supplements the Tender Offer Statement on
Schedule 14D-1, as amended (the "Schedule 14D-1"), originally filed by Praxair, Inc., a Delaware corporation ("Praxair"), and PX Acquisition Corp., a Delaware corporation (the "Purchaser"), on November 3, 1995 relating to the tender offer disclosed therein to purchase all of the outstanding Shares (including any associated Rights) upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 3, 1995, as amended and supplemented by the Supplement thereto dated December 28, 1995 (the "Supplement") and the related revised Letter of Transmittal, which are annexed to and filed with this Amendment No. 16 as Exhibits (a)(28) and (a)(29). Capitalized terms used and not defined herein shall have the meanings set forth in the Schedule 14D-1.

ITEM 1.  SECURITY AND SUBJECT COMPANY.

  (b) Reference is hereby made to the information set forth in the "Introduction," Section 1 ("Amended Terms of the Offer; Expiration Date") and
Section 7 ("The Merger Agreement") of the Supplement, which is incorporated herein by reference.

  (c) Reference is hereby made to the information set forth in Section 2 ("Price Range of Shares; Dividends") of the Supplement, which is incorporated herein by reference.

ITEM 3.  PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE SUBJECT COMPANY.

  (a)-(b) Reference is hereby made to the information set forth in the "Introduction," Section 1 ("Amended Terms of the Offer; Expiration Date"),
Section 4 ("Certain Information Concerning the Purchaser and Praxair"),
Section 5 ("Background of the Offer since November 3, 1995; Contacts with the Company"), Section 6 ("Plans for the Company"), Section 7 ("The Merger Agreement") and Section 8 ("Certain Conditions to the Offer") of the Supplement, which is incorporated herein by reference.

ITEM 4.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

  (a)-(b) Reference is hereby made to the information set forth in Section 9 ("Source and Amount of Funds") of the Supplement, which is incorporated herein by reference.

ITEM 5.  PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE PARENT.

  (a)-(g) Reference is hereby made to the information set forth in the "Introduction," Section 1 ("Amended Terms of the Offer; Expiration Date"),
Section 5 ("Background of the Offer since November 3, 1995; Contacts with the Company"), Section 6 ("Plans for the Company"), Section 7 ("The Merger Agreement") and Section 8 ("Certain Conditions to the Offer") of the Supplement, which is incorporated herein by reference.

ITEM 6.  INTEREST IN SECURITIES OF THE SUBJECT COMPANY.

  (a)-(b) Reference is hereby made to the information set forth in Section 4 ("Certain Information Concerning the Purchaser and Praxair") of the Supplement, which is incorporated herein by reference.

ITEM 7. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SUBJECT COMPANY'S SECURITIES.

  Reference is hereby made to the information set forth in the "Introduction,"
Section 4 ("Certain Information Concerning the Purchaser and Praxair"),
Section 6 ("Plans for the Company"), Section 7 ("The Merger Agreement") and
Section 8 ("Certain Conditions to the Offer") of the Supplement, which is incorporated herein by reference.

ITEM 9.  FINANCIAL STATEMENTS OF CERTAIN PARENTS.

  Reference is hereby made to the information set forth in Section 4 ("Certain Information Concerning the Purchaser and Praxair") of the Supplement, which is incorporated herein by reference.

                                       1
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ITEM 10.  ADDITIONAL INFORMATION.

  (b)-(c) Reference is hereby made to the information set forth in Section 10 ("Certain Legal Matters; Required Regulatory Approvals") of the Supplement, which is incorporated herein by reference.

  (f) Reference is hereby made to the entire text of the Supplement, which is incorporated herein by reference.

ITEM 11.  MATERIAL TO BE FILED AS EXHIBITS.

  (a)(27) -- Agreement and Plan of Merger among Praxair, Inc., PX Acquisition
             Corp. and CBI Industries, Inc. dated as of December 22, 1995.

  (a)(28) -- Supplement to Offer to Purchase dated December 28, 1995.

  (a)(29) -- Revised Letter of Transmittal.

  (a)(30) -- Revised Notice of Guaranteed Delivery.

  (a)(31) -- Form of Second Letter to Brokers, Dealers, Commercial Banks,
             Trust Companies and Nominees.

  (a)(32) -- Form of Second Letter to Clients for Use by Brokers, Dealers,
             Commercial Banks, Trust Companies and Nominees.

  (a)(33) -- Form of Summary Advertisement dated December 28, 1995.

  (a)(34) -- IRS Guidelines for Certification of Taxpayer Identification
             Number on Substitute Form W-9.

                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 28, 1995

                                          PRAXAIR, INC.

                                          By: /s/ David H. Chaifetz
                                              ---------------------------------
                                             Name: David H. Chaifetz
                                             Title:Vice President, General
                                             Counsel and
                                                  Secretary

                                          PX ACQUISITION CORP.

                                          By: /s/ David H. Chaifetz
                                              ---------------------------------
                                             Name: David H. Chaifetz
                                             Title:President-Secretary

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                               INDEX TO EXHIBITS

                                                                   SEQUENTIALLY
 EXHIBIT                                                             NUMBERED
   NO.                         DESCRIPTION                            PAGES
 -------                       -----------                         ------------
 (a)(27) Agreement and Plan of Merger among Praxair, Inc., PX
          Acquisition Corp. and CBI Industries, Inc. dated as of
          December 22, 1995.
 (a)(28) Supplement to Offer to Purchase dated December 28,
          1995.
 (a)(29) Revised Letter of Transmittal.
 (a)(30) Revised Notice of Guaranteed Delivery.
 (a)(31) Form of Second Letter to Brokers, Dealers, Commercial
          Banks, Trust Companies and Nominees.
 (a)(32) Form of Second Letter to Clients for Use by Brokers,
          Dealers, Commercial Banks, Trust Companies and
          Nominees.
 (a)(33) Form of Summary Advertisement dated December 28, 1995.
 (a)(34) IRS Guidelines for Certification of Taxpayer
          Identification Number on Substitute Form W-9.